EXHIBIT 10.22 (b)

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is dated as of December 19, 2012 (the "Amendment Date"), among FFE TRANSPORTATION SERVICES, INC., a Delaware corporation ("FFE"), LISA MOTOR LINES, INC., a Delaware corporation ("LML"), CONWELL CORPORATION, a Delaware corporation ("Conwell"), FFE LOGISTICS, INC., a Delaware corporation ("Logistics") (each of FFE, LML, Conwell and Logistics is, individually, a "Borrower" and they are, collectively, "Borrowers"), FROZEN FOOD EXPRESS INDUSTRIES, INC., a Texas corporation ("Parent"), CONWELL LLC, a Delaware limited liability company ("Conwell LLC"), FX HOLDINGS, INC., a Delaware corporation ("FX"), COMPRESSORS PLUS, INC., a Texas corporation ("CPI"), FFE DRIVER ACADEMY, INC., a Texas corporation ("FFE Driver"), the financial institutions party to this Amendment as lenders (collectively, "Lenders"), and BANK OF AMERICA, N.A., a national banking association, as agent for Lenders ("Agent").

R E C I T A L S:

A.            Borrowers, Guarantors, Lenders and Agent are parties to that certain Loan and Security Agreement dated as of March 28, 2011, as amended by that certain First Amendment to Loan and Security Agreement dated as of March 29, 2012 (as the same may be further amended, restated, modified, extended or renewed from time to time, the "Loan Agreement").

B.            Borrowers, Guarantors, Lenders and Agent desire to amend the Loan Agreement as presently in effect as provided herein.

NOW, THEREFORE, for good and valuable consideration hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.   DEFINITIONS

Section 1.1                          Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement as amended hereby.

 SECTION 2.   AMENDMENTS TO THE LOAN AGREEMENT

Section 2.1                          Amendment to Definition of "Applicable Margin".   The definition of the term "Applicable Margin" contained in Section 1.1 of the Loan Agreement as presently in effect is hereby amended and restated to read in its entirety as follows:

Applicable Margin:  with respect to any Type of Loan, the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the last Fiscal Quarter:
Level	Ratio	Base Rate Revolver Loans (other than Base Rate Equipment Loans)	LIBOR Revolver Loans (other than LIBOR Equipment Loans)	Base Rate Equipment Loans	LIBOR Equipment Loans
I	greater than 2.00 to 1.00	1.00%	2.00%	1.50%	2.50%
II	greater than 1.15 to 1.00 and less than or equal to 2.00 to 1.00	1.25%	2.25%	1.75%	2.75%
III	greater than 1.00 to 1.00 and less than or equal to 1.15 to 1.00	1.50%	2.50%	2.00%	3.00%
IV	less than or equal to 1.00 to 1.00	1.75%	2.75%	2.25%	3.25%

Until September 30, 2011, margins shall be determined as if Level II were applicable.  Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt.  If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level IV were applicable, from such day until the first day of the calendar month following actual receipt.

Section 2.2                          Amendment to Section 8.1(a).   The first sentence of Section 8.1(a) of the Loan Agreement as presently in effect is hereby amended and restated to read in its entirety as follows:

By the 15th day of each month, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders)
a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent may request; provided, however, that if (and after) Availability is $12,500,000 or less at any time, Borrowers shall during such period deliver to Agent Borrowing Base Certificates on a daily basis on or before 5:00 p.m. of each Business Day prepared as of the end of business on the immediately preceding Business Day (any such period being referred to as a "Daily Reporting Period"); provided, further, however, that if Average Availability thereafter exceeds $12,500,000 for 90 consecutive days, Borrowers' obligation to deliver Borrowing Base Certificates to Agent shall revert to monthly reporting as provided above (subject, again, to reinstatement of daily reporting as stated in the proviso above).

Furthermore, any and all references in the Loan Documents to the term "Weekly Reporting Period" shall instead mean and refer to "Daily Reporting Period".

Section 2.3                          Amendment to Section 10.3.1 of the Loan Agreement.  Section 10.3.1 of the Loan Agreement as presently in effect is hereby amended and restated to read in its entirety as follows:

10.3.1            Fixed Charge Coverage Ratio.  Subject to the proviso below, maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.00; provided, however, that such requirement shall not apply unless and until (a) as of any date on or after the Closing Date through and including December 31, 2013, Availability is less than $7,000,000 for any period of three consecutive days or is less than $6,500,000 for any day or (b) as of any date on or after January 1, 2014, Availability is less than $10,000,000.

SECTION 3.   CONDITIONS PRECEDENT

Section 3.1                          Conditions Precedent.  The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedents (except if and to the extent that Agent shall have waived such condition precedent in writing):
(a)            Agent shall have received this Agreement as duly executed by all parties hereto, which parties shall include  all Borrowers, Guarantors, Lenders and Agent; and

(b)            Agent shall have received an Amended and Restated Deposit Account Control Agreement executed by FFE  and, if requested by Agent, the other Borrowers relating to each Dominion Account, which agreement shall be in form and  substance satisfactory to Agent.

SECTION 4.   MISCELLANEOUS

Section 4.1                          Representations and Warranties.  Each of Obligors represents and warrants to Agent and Lenders that (a) all representations and warranties relating to such Obligor contained in the Loan Agreement or any other Loan Document are true and correct as of the date hereof as if made again on and as of the date hereof (except to the extent that such representations and warranties were expressly, in the Loan Documents, made only in reference to another specific date, in which case they are true and correct as of such specific date), (b) no Default or Event of Default has occurred and is continuing (after giving effect to this Amendment), (c) such Obligor has all requisite power and authority to execute and deliver this Amendment, (d) the execution and delivery of this Amendment by such Obligor has been duly authorized by all necessary corporate or other organizational action, and does not and will not violate or result in any breach or contravention of any Material Contract to which such Obligor is a party or subject, any Organic Document of such Obligor or any Applicable Law, and (e) the resolutions previously adopted by the board of directors or equivalent governing body of each Obligor and previously certified to Agent in connection with the execution of the Loan Agreement, and all Organic Documents previously delivered to Agent in connection with the execution of the Loan Agreement, are and remain true and complete, and in full force and effect, without amendment thereto.

Section 4.2                          Ratifications.  Except as expressly modified and superseded by this Amendment, the terms and provisions of the Loan Agreement and other Loan Documents are ratified and confirmed and shall continue in full force and effect.  Obligors, Lenders and Agent agree that the Loan Agreement and other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.3                          Reference to Loan Agreement, etc.  Each of the Loan Documents, including the Loan Agreement and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Loan Agreement as amended hereby, is hereby amended so that any reference in such Loan Document to the Loan Agreement shall mean a reference to the Loan Agreement as amended hereby.  This Amendment shall constitute a Loan Document.

Section 4.4                          Effect of Amendment.  Each Obligor hereby (a) agrees that this Amendment shall not limit or diminish the obligations of any Borrower or other Obligor under the Loan Agreement or any other Loan Document, and (b) reaffirms its obligations under the Loan Agreement and each of the other Loan Documents.

Section 4.5                          Severability.  If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties hereto shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.6                          Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANOTHER LAW (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

Section 4.7                          Successors and Assigns.  This Amendment is binding upon and shall inure to the benefit of Obligors, Lenders and Agent and their respective successors and permitted assigns, provided that none of Obligors may assign or transfer any of its rights or delegate any of its duties or obligations hereunder without the prior written consent of Agent and Required Lenders.

Section 4.8                          Counterparts; Electronic Signatures.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Executed counterparts of a signature page to this Amendment may be delivered by facsimile or electronic messaging system, and if so delivered shall have the same force and effect as manually signed originals for all purposes.

Section 4.9                          Headings.  The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

Section 4.10                          Entire Agreement.  THIS AMENDMENT, THE LOAN AGREEMENT AND ALL OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS BETWEEN OR AMONG THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO OR THERETO.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG ANY OF THE PARTIES HERETO OR THERETO.

Section 4.11                          Costs and Expenses.  Borrowers agree to pay all reasonable out of pocket costs and expenses of Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of counsel to Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWERS: FFE TRANSPORTATION SERVICES, INC. By: /s/ John R. McManama Name: John R. McManama Title: Senior Vice President
LISA MOTOR LINES, INC. By: /s/ John R. McManama Name: John R. McManama Title: Senior Vice President
CONWELL CORPORATION By: /s/ John R. McManama Name: John R. McManama Title: Senior Vice President
FFE LOGISTICS, INC. By: /s/ John R. McManama Name: John R. McManama Title: Senior Vice President
GUARANTORS:
FROZEN FOOD EXPRESS INDUSTRIES, INC. By: /s/ John R. McManama Name: John R. McManama Title: Senior Vice President
CONWELL LLC By: /s/ John R. McManama Name: John R. McManama Title: Senior Vice President
FX HOLDINGS, INC. By: /s/ John R. McManama Name: John R. McManama Title: Senior Vice President
COMPRESSORS PLUS, INC. By: /s/ John R. McManama Name: John R. McManama Title: Senior Vice President
FFE DRIVER ACADEMY, INC. By: /s/ John R. McManama Name: John R. McManama Title: Senior Vice President

AGENT AND LENDERS: BANK OF AMERICA, N.A., as Agent and a Lender By: /s/ Mark Porter Name: Mark Porter Title: Senior Vice President